Exhibit 99

Piper Sandler Companies Reports Fourth Quarter and Full Year 2019 Results
MINNEAPOLIS–January 31, 2020–Piper Sandler Companies (NYSE: PIPR) today announced its results for the fourth quarter and full year ended December 31, 2019.
"Record revenues for the quarter were driven by strong performances across all of investment banking. The strong finish to the year led to record revenues and earnings on a full-year basis," said Chad R. Abraham, chief executive officer. "In January, we merged with Sandler O'Neill and became Piper Sandler, a pivotal milestone in our 125-year history."

	Fourth Quarter 2019 Results						Full Year 2019 Results
	U.S. GAAP			Adjusted (1)			U.S. GAAP		Adjusted (1)
(Dollars in millions, except per share data)	Q4	vs.	vs.	Q4	vs.	vs.		vs.		vs.
	2019	Q3-19	Q4-18	2019	Q3-19	Q4-18	2019	2018	2019	2018
Net revenues	$278.9	39%	30%	$276.4	36%	29%	$834.6	13%	$823.8	12%
Net income applicable to Piper Sandler Companies	$38.7	-11%	113%	$41.5	76%	45%	$111.7	96%	$106.2	21%
Earnings per diluted common share	$2.70	-10%	123%	$2.89	76%	52%	$7.69	107%	$7.36	29%
(1) A non-U.S. GAAP ("non-GAAP") measure. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information." We believe that presenting our results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of our operating results across periods.

FINANCIAL & BUSINESS HIGHLIGHTS

•	Record net revenues for the quarter and full year were driven by strong, broad-based contributions across all of our businesses.

•
Advisory services and equity financing combined generated record revenues of $545 million for 2019, representing the third consecutive year with combined revenues of over $500 million, demonstrating the consistency of our investment banking platform.

•
Our focus on growing advisory services has led to strong market share gains. For 2019, advisory revenues of $441 million represent a 12% increase compared to 2018, and a 111% increase over the last five years.

•	Fixed income brokerage revenues of $95 million increased 40% compared to 2018, reflecting strong execution in improved markets.

•	Record earnings from continuing operations for the current quarter and full year were driven by record revenue levels and strong operating discipline, illustrating the leverage in our business.

•	U.S. GAAP pre-tax operating margin of 19.3% for the fourth quarter of 2019 and 14.3% for the full year.

•	Adjusted pre-tax operating margin of 20.4% for the fourth quarter of 2019 and 16.6% for the full year.

STRATEGIC UPDATES

•
Piper Jaffray Companies and Sandler O'Neill + Partners, L.P. merged on January 3, 2020, to become Piper Sandler Companies. The financial results of Sandler O'Neill will be incorporated in our 2020 financial results beginning from the date of merger.

•	The combination is expected to add $300 million of annual revenues to our platform.

•
Together, Piper Sandler is one of the broadest and most capable full-service investment banking platforms on the street, with 122 investment banking managing directors across multiple market-leading industry franchises.

•
We completed the acquisition of Weeden & Co., L.P. on August 2, 2019, which builds a market-leading equities business by combining the expanded trading product offerings and account coverage of Weeden & Co. with our strong research franchise.

•	We exited our traditional asset management business through the sale of Advisory Research, Inc. in September 2019, as it no longer fit with our strategic vision.

CAPITAL

•	Declared a special cash dividend of $0.75 per share and a quarterly cash dividend of $0.375 per share, both to be paid on March 13, 2020 to shareholders of record as of March 2, 2020.

•	Raised $175 million of cash in a debt private placement on October 15, 2019.

•	During 2019, we returned an aggregate of $86.2 million to shareholders through dividends and share repurchases.

•
Paid an aggregate of $35.6 million, or $2.51 per share, to shareholders through quarterly dividends and the annual special dividend, which represents a 3.4% dividend yield based on the average closing price of $74.68 per share during 2019.

•	Repurchased approximately 702,000 shares of common stock, or $50.6 million, at an average price of $72.09 per share.

U.S. GAAP SELECTED FINANCIAL DATA
The following summarizes our results on a U.S. GAAP basis:

	Three Months Ended					Twelve Months Ended
(Dollars in thousands, except earnings per share)	Dec. 31,	Sept. 30,	Dec. 31,	% Change vs.		Dec. 31,	Dec. 31,	%
	2019	2019	2018	Q3-19	Q4-18	2019	2018	Change
Net revenues
Advisory services	$143,809	$106,769	$128,050	35%	12%	$440,695	$394,133	12%
Equity financing	43,415	21,837	22,304	99%	95%	104,563	122,172	-14%
Debt financing	31,452	22,963	27,789	37%	13%	85,701	73,262	17%
Investment banking	218,676	151,569	178,143	44%	23%	630,959	589,567	7%

Equity brokerage	32,183	25,120	22,526	28%	43%	88,792	77,477	15%
Fixed income brokerage	25,391	25,769	14,691	-1%	73%	94,922	67,784	40%
Institutional brokerage	57,574	50,889	37,217	13%	55%	183,714	145,261	26%

Investment income/(loss)	4,768	(1,375)	(139)	N/M	N/M	23,093	11,918	94%
Other financing expenses	(2,147)	(348)	(442)	517%	386%	(3,200)	(5,793)	-45%

Net revenues	$278,871	$200,735	$214,779	39%	30%	$834,566	$740,953	13%

Operating expenses
Compensation and benefits	$169,619	$126,868	$137,527	34%	23%	$516,090	$488,487	6%
Non-compensation expenses	55,370	52,832	45,558	5%	22%	199,497	179,977	11%

Operating expenses	$224,989	$179,700	$183,085	25%	23%	$715,587	$668,464	7%

Pre-tax operating income from continuing operations	$53,882	$21,035	$31,694	156%	70%	$118,979	$72,489	64%

Ratios and margin
Compensation ratio	60.8%	63.2%	64.0%			61.8%	65.9%
Non-compensation ratio	19.9%	26.3%	21.2%			23.9%	24.3%
Pre-tax operating margin	19.3%	10.5%	14.8%			14.3%	9.8%

Amounts applicable to Piper Sandler Companies
Net income from continuing operations	$38,658	$17,165	$18,532	125%	109%	$87,939	$55,649	58%
Net income/(loss) from discontinued operations	—	26,077	(348)	N/M	N/M	23,772	1,387	N/M
Net income	$38,658	$43,242	$18,184	-11%	113%	$111,711	$57,036	96%

Earnings per diluted common share
Income from continuing operations	$2.70	$1.20	$1.23	125%	120%	$6.05	$3.63	67%
Income/(loss) from discontinued operations	—	1.82	(0.02)	N/M	N/M	1.65	0.09	N/M
Earnings per diluted common share	$2.70	$3.01	$1.21	-10%	123%	$7.69	$3.72	107%
N/M – Not meaningful

Net revenues of $278.9 million for the fourth quarter of 2019 increased 39% sequentially and 30% compared to the year-ago quarter driven by strong performance across all our businesses.
Net revenues of $834.6 million for the year ended December 31, 2019 represent a record high and increased 13% over the prior year.

•
Advisory services revenues of $143.8 million reflect the strongest fourth quarter on record and were driven by strong performances across multiple industry groups. Revenues for the fourth quarter of 2019 increased 35% sequentially driven by more completed transactions. Revenues increased 12% compared to the year-ago quarter driven by an increase in median fees.

Advisory services revenues of $440.7 million for the year increased 12% compared to 2018 driven by broad-based contributions from our industry groups, some of which had record years reflecting strong relative performance. Compared to 2018, we completed more transactions with larger fees during 2019.

•
Equity financing revenues of $43.4 million for the fourth quarter of 2019 reflect a decade high and a strong finish to the year driven by solid execution of our pipeline in a market conducive to capital raising transactions. Revenues increased 99% compared to the sequential quarter and 95% compared to the fourth quarter of 2018 due to an increase in the number of completed deals.

Equity financing revenues of $104.6 million for the year declined 14% compared to a strong 2018. We completed fewer deals in 2019 as the federal government shutdown slowed activity to start the year.

•
Debt financing revenues of $31.5 million for the fourth quarter of 2019 increased 37% compared to the sequential quarter and 13% compared to the year-ago quarter. Markets were favorable during the fourth quarter of 2019, as increased refunding activity resulting from lower interest rates drove an increase in issuance volumes.

Debt financing revenues of $85.7 million for the year increased 17% compared to 2018 driven by an increase in municipal issuance volumes.

•
Equity institutional brokerage revenues of $32.2 million for the fourth quarter of 2019 increased 28% compared to the sequential quarter and 43% compared to the year-ago quarter. Revenues for the fourth quarter of 2019 reflect the first full quarter of Weeden & Co. on our platform.

Equity institutional brokerage revenues of $88.8 million for the year increased 15% compared to 2018 driven by the addition of Weeden & Co. to our platform.

•
Fixed income institutional brokerage revenues of $25.4 million for the fourth quarter of 2019 were flat sequentially and increased 73% compared to the prior-year quarter. Revenues for the fourth quarter of 2019 were driven by strong client activity within our taxable products and reflect continued strong performance. In addition, municipal markets improved compared to the fourth quarter of 2018.

Fixed income brokerage revenues of $94.9 million for the year increased 40% compared to 2018, reflecting strong execution in improved markets.

•
Investment income of $4.8 million for the fourth quarter of 2019 and $23.1 million for the year includes amounts attributable to noncontrolling interests. Investment income primarily relates to our merchant banking portfolio.

Compensation ratio of 60.8% for the fourth quarter of 2019 decreased compared to the sequential quarter primarily due to higher revenues. The compensation ratio decreased compared to the prior year quarter due primarily to lower acquisition-related compensation and higher revenues.
Compensation ratio of 61.8% for 2019 decreased compared to the prior year due to lower acquisition-related compensation and higher revenues.

Non-compensation expenses of $55.4 million for the fourth quarter of 2019 increased 5% compared to the sequential quarter and 22% compared to the year-ago period driven primarily by a full quarter of Weeden & Co. on our platform and increased reimbursed deal-related expenses. The increase compared to the sequential quarter was offset in part by lower acquisition-related restructuring and integration costs associated with the acquisitions of Weeden & Co. and Sandler O'Neill.
Non-compensation expenses of $199.5 million for the year increased 11% compared to 2018 due to the addition of Weeden & Co. to our platform, and the inclusion of $14.3 million of acquisition-related restructuring and integration costs associated with the acquisitions of Weeden & Co. and Sandler O'Neill.
Pre-tax operating margin of 19.3% for the fourth quarter of 2019 increased from 10.5% for the third quarter of 2019 driven by higher revenues and lower acquisition-related restructuring and integration costs. Pre-tax operating margin increased compared to 14.8% for the year-ago period driven by higher revenues and lower acquisition-related compensation expenses.
Pre-tax operating margin of 14.3% for 2019 increased from 9.8% for the prior year driven by higher revenues and lower acquisition-related compensation which was offset in part by higher acquisition-related restructuring and integration costs.
Net income and earnings per diluted share for the fourth quarter of 2019 of $38.7 million and $2.70, respectively, reflect a strong finish to the year. Net income and earnings per diluted share decreased compared to the third quarter of 2019 which included net income from discontinued operations of $26.1 million, or $1.82 per diluted share, related to our asset management business as we recorded a gain on the sale of ARI in September 2019. Net income and earnings per diluted share increased compared to the fourth quarter of 2018 driven by record revenues.
For the year, net income of $111.7 million and earnings per diluted share of $7.69 increased compared to 2018 results. Results for 2019 include net income from discontinued operations of $23.8 million, or $1.65 per diluted share, resulting from the gain recorded on the sale of our asset management business.

NON-GAAP SELECTED FINANCIAL DATA
The following summarizes our results on an adjusted, non-GAAP basis:

	Three Months Ended					Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	% Change vs.		Dec. 31,	Dec. 31,	%
	2019	2019	2018	Q3-19	Q4-18	2019	2018	Change
Adjusted net revenues
Advisory services	$143,809	$106,769	$128,050	35%	12%	$440,695	$394,133	12%
Equity financing	43,415	21,837	22,304	99%	95%	104,563	122,172	-14%
Debt financing	31,452	22,963	27,789	37%	13%	85,701	73,262	17%
Investment banking	218,676	151,569	178,143	44%	23%	630,959	589,567	7%

Equity brokerage	32,183	25,120	22,526	28%	43%	88,792	77,477	15%
Fixed income brokerage	25,391	25,769	14,691	-1%	73%	94,922	67,784	40%
Institutional brokerage	57,574	50,889	37,217	13%	55%	183,714	145,261	26%

Investment income/(loss)	2,273	403	(1,403)	464%	N/M	12,324	8,297	49%
Other financing expenses	(2,147)	(348)	(442)	517%	386%	(3,200)	(5,793)	-45%

Adjusted net revenues	$276,376	$202,513	$213,515	36%	29%	$823,797	$737,332	12%

Adjusted operating expenses
Adjusted compensation and benefits	$169,187	$125,798	$131,736	34%	28%	$510,952	$459,241	11%
Adjusted non-compensation expenses	50,905	44,391	42,973	15%	18%	176,458	169,609	4%

Adjusted operating expenses	$220,092	$170,189	$174,709	29%	26%	$687,410	$628,850	9%

Adjusted pre-tax operating income	$56,284	$32,324	$38,806	74%	45%	$136,387	$108,482	26%

Adjusted ratios and margin
Adjusted compensation ratio	61.2%	62.1%	61.7%			62.0%	62.3%
Adjusted non-compensation ratio	18.4%	21.9%	20.1%			21.4%	23.0%
Adjusted pre-tax operating margin	20.4%	16.0%	18.2%			16.6%	14.7%

Adjusted amounts applicable to Piper Sandler Companies
Adjusted net income	$41,504	$23,524	$28,580	76%	45%	$106,197	$87,412	21%

Adjusted earnings per diluted common share	$2.89	$1.64	$1.90	76%	52%	$7.36	$5.72	29%
Throughout the press release, including the table above, we present financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). The non-GAAP financial measures include adjustments to exclude: (1) revenues and expenses related to noncontrolling interests, (2) amortization of intangible assets related to acquisitions, (3) compensation and non-compensation expenses from acquisition-related agreements, (4) acquisition-related restructuring and acquisition integration costs, (5) the impact from remeasuring deferred tax assets resulting from changes to the U.S. federal tax code, (6) the impact of a deferred tax valuation allowance, and (7) discontinued operations. Management believes that presenting results and measures on this adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods, and enhances the overall understanding of our current financial performance by excluding certain items that may not be indicative of our core operating results. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Adjusted net revenues of $276.4 million for the fourth quarter of 2019 increased 36% sequentially and 29% compared to the prior-year quarter driven by strong performances across all of our businesses.
Adjusted net revenues of $823.8 million for 2019 represent a record high and increased 12% compared to 2018.
Adjusted compensation ratio of 61.2% for the fourth quarter of 2019 declined compared to the sequential quarter and year-ago period. The adjusted compensation ratio for the fourth quarter of 2019 reflects the leverage in our fixed compensation costs at higher revenue levels.
Adjusted compensation ratio of 62.0% for 2019 was consistent with the ratio of 62.3% for the prior year.
Adjusted non-compensation expenses of $50.9 million for the fourth quarter of 2019 increased 15% compared to the third quarter of 2019 and 18% compared to the year-ago quarter due primarily to the addition of Weeden & Co. to our platform.
Adjusted non-compensation expenses of $176.5 million for 2019 increased 4% compared to the prior year primarily due to the addition of Weeden & Co. to our platform. Adjusted non-compensation expenses for 2018 include $3.5 million of restructuring costs primarily related to headcount reductions in our institutional brokerage businesses.
Adjusted pre-tax operating margin of 20.4% for the fourth quarter of 2019 increased compared to 16.0% for the third quarter of 2019 and 18.2% for the year-ago period driven by a combination of higher revenues and the operating leverage in our business.
Adjusted pre-tax operating margin of 16.6% for 2019 increased compared to 14.7% for the prior year.
Adjusted net income and adjusted earnings per diluted share for the fourth quarter of 2019 of $41.5 million and $2.89, respectively, increased compared to the sequential quarter and year-ago period driven by record revenue levels.
For 2019, adjusted net income of $106.2 million and adjusted earnings per diluted share of $7.36 increased compared to 2018 driven by increased revenues. Results for both the current and prior year were impacted by a tax benefit related to restricted stock vestings at values greater than the grant price. We recorded a tax benefit of $5.1 million for 2019, which increased our earnings by $0.36 per diluted share. For 2018, we recorded a tax benefit of $7.1 million, which increased our earnings by $0.46 per diluted share. Excluding the tax benefit from the current and prior year, adjusted earnings per diluted share increased 33% year-over-year.
DEAL INFORMATION

	Three Months Ended					Twelve Months Ended
(Dollars in billions)	Dec. 31,	Sept. 30,	Dec. 31,	% Change vs.		Dec. 31,	Dec. 31,	%
	2019	2019	2018	Q3-19	Q4-18	2019	2018	Change
Advisory services
Aggregate transaction value	$8.0	$9.3	$10.3	-14%	-22%	$34.0	$28.9	18%
Total transactions	59	38	52	55%	13%	178	170	5%

Equity financing
Total transactions	25	15	15	67%	67%	74	85	-13%
Bookrun transactions	19	9	12	111%	58%	50	58	-14%

Municipal negotiated issues
Aggregate par value	$4.6	$2.8	$3.4	64%	35%	$12.2	$11.5	6%
Total issues	211	134	134	57%	57%	563	438	29%

TAXES
For 2019, adjusted income tax expense of $30.2 million and the resulting effective tax rate of 22.1% include a tax benefit of $5.1 million related to restricted stock awards vesting at values greater than their respective grant date price. Excluding the impact of this tax benefit, our non-GAAP effective tax rate for 2019 was 25.9%.
For 2018, adjusted income tax expense of $21.1 million and the resulting effective tax rate of 19.4% include a tax benefit of $7.1 million related to restricted stock awards vesting at values greater than their respective grant date price. Excluding the impact of this tax benefit, our non-GAAP effective tax rate for 2018 was 25.9%.
CAPITAL
Dividends
On January 31, 2020, our Board of Directors declared a special cash dividend on the company's common stock of $0.75 per share to be paid on March 13, 2020, to shareholders of record as of the close of business on March 2, 2020. This special cash dividend, plus the regular quarterly dividends paid during 2019 totaling $1.50 per share, amounts to $2.25 per share, or a payout ratio of approximately 33% of our adjusted net income for 2019.
On January 31, 2020, our Board of Directors also declared a quarterly cash dividend on the Company's common stock of $0.375 per share to be paid on March 13, 2020, to shareholders of record as of the close of business on March 2, 2020.
During the fourth quarter, we paid a regular quarterly cash dividend of $0.375 per share, totaling $5.2 million. For 2019, we returned an aggregate of $35.6 million to shareholders through cash dividends.
Share Repurchases
During the fourth quarter of 2019, we repurchased approximately 3,000 shares of common stock at an average price of $76.12 per share from restricted stock award recipients selling shares upon the award vesting to meet their employment tax obligations.
For the year ended December 31, 2019, we repurchased approximately 702,000 shares of common stock, or $50.6 million, at an average price of $72.09 per share from restricted stock award recipients selling shares upon the award vesting or to meet their employment tax obligations.
Senior Notes
On October 15, 2019, we entered into a note purchase agreement with certain entities advised by Pacific Investment Management Company LLC, under which we issued an aggregate of $175 million of unsecured fixed rate notes (the "Notes"). The Notes consist of two classes:

•	Class A Notes – $50 million aggregate principal amount, bear interest at a rate of 4.74%, and mature in two years.

•	Class B Notes – $125 million aggregate principal amount, bear interest at a rate of 5.20%, and mature in four years.
The proceeds from the Notes were used for general corporate purposes, including to finance the acquisition of Sandler O'Neill.

ADDITIONAL INFORMATION

	Dec. 31,	Sept. 30,	Dec. 31,
	2019	2019	2018
Human Capital
Full-time employees	1,541*	1,263	1,197
Investment banking managing directors	122*	90	90

Shareholder Information**
Common shareholders’ equity (in millions)	$731.3	$696.7	$677.4

Common shares outstanding (in millions)	13.7	13.7	13.0
Restricted shares outstanding (in millions)	0.7	0.7	1.6
Total shares outstanding (in millions)	14.4	14.4	14.6

Return on average common shareholders’ equity – rolling 12 month ***	13.0%	10.1%	8.1%
Adjusted return on average common shareholders’ equity – rolling 12 month †	15.7%	13.9%	12.7%

*
Amount is as of January 3, 2020 in order to include full-time employees from Sandler O'Neill who joined our platform as a result of the closing of the merger. Management believes that presenting the number of employees on a combined basis provides a better illustration of our go-forward workforce.

**	Amounts included in shareholder information reflect continuing and discontinued results.

***
Rolling 12 month return on average common shareholders' equity is computed by dividing net income from continuing operations applicable to Piper Sandler Companies' for the last 12 months by average monthly common shareholders' equity.

†
Adjusted rolling 12 month return on average common shareholders' equity, a non-GAAP measure, is computed by dividing adjusted net income for the last 12 months by average monthly common shareholders' equity. For a detailed explanation of the components of adjusted net income, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information." Management believes that the adjusted rolling 12 month return on average common shareholders' equity provides a meaningful measure of our return on the core operating results of the business.

Conference Call
Chad R. Abraham, chief executive officer; Debbra L. Schoneman, president; and Timothy L. Carter, chief financial officer, will host a conference call to discuss the financial results on Friday, January 31, 2020, at 9 a.m. Eastern Time (8 a.m. Central Time). Participants can access the call by dialing 888-810-0209 (toll-free domestic) or 706-902-1361 (international) and referencing reservation number: 9648948. Callers should dial in at least 15 minutes prior to the call time. A live audio webcast of the call will be available through the firm's website as www.pipersandler.com.
A recording of the conference call will be available for replay approximately three hours following the completion of the live call. Participants can listen to the recording by dialing 855-859-2056 and referencing reservation number: 9648948. A replay of the audio webcast will also be available through the firm’s website referenced above.
About Piper Sandler
Piper Sandler is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership®. Through a distinct combination of candid counsel, focused expertise and empowered employees, we deliver insight and impact to each and every relationship. Our proven advisory teams combine deep product and sector expertise with ready access to global capital. Founded in 1895, the firm is headquartered in Minneapolis with offices across the United States and in London, Aberdeen and Hong Kong.
Investor Relations Contact
Tim Carter
Tel: 612 303-5607
timothy.carter@psc.com

Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about the outlook for future periods for corporate advisory (i.e., M&A), capital markets, and public finance transactions (including our performance in specific sectors), current deal pipelines (or backlogs), revenue levels from recent transactions (i.e., Sandler O'Neill and Weeden & Co.), areas of potential growth and market share gains for the company (e.g., sectors within corporate advisory or geographic regions within public finance), economic and market conditions (including the outlook for equity markets, municipal issuance, and the interest rate environment), our recruiting pipeline, the state of our equity and fixed income brokerage businesses, anticipated financial results for future periods (including expectations regarding revenue levels, non-compensation expenses, effective tax rate, compensation ratio, compensation and benefits expense, operating margins, return on equity, and earnings per share), our strategic priorities, including growth of investment banking, the payment of our quarterly and special dividends to our shareholders, the expected benefits and integration of our recent acquisitions of Sandler O'Neill and Weeden & Co., or other similar matters.
Forward-looking statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, the following:

•
revenues from corporate advisory (i.e., M&A) engagements and equity and debt financings may vary materially depending on the number, size, and timing of completed transactions, and completed transactions do not generally provide for subsequent engagements;

•
the expected benefits of our recent acquisitions of Sandler O'Neill and Weeden & Co. may take longer than anticipated to achieve or may not be achieved in their entirety or at all, and will in part depend on our ability to retain and hire key personnel, and the costs or difficulties relating to the combination of the businesses may be greater than expected and may adversely affect our results of operations;

•
market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability;

•
the volume of anticipated transactions – including corporate advisory (i.e., M&A), equity financing, and debt financing – and the corresponding revenues from the transactions may vary from quarter to quarter significantly, particularly if there is a decline in macroeconomic conditions or the financial markets;

•
interest rate volatility, especially if the changes are rapid or severe, could negatively impact our fixed income institutional business and the negative impact could be exaggerated by reduced liquidity in the fixed income markets; and

•	our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results.
A further listing and description of these and other risks, uncertainties and important factors can be found in the sections titled "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2018, and updated in our subsequent reports filed with the SEC (available at our Web site at www.pipersandler.com and at the SEC Web site at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
Piper Sandler Companies (NYSE: PIPR) is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in Europe through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Asset management products and services are offered through separate investment advisory affiliates.
Since 1895. Member SIPC and NYSE.
© 2020 Piper Sandler Companies, 800 Nicollet Mall, Minneapolis, Minnesota 55402-7020
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Piper Sandler Companies
Preliminary Results of Operations (U.S. GAAP – Unaudited)

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
(Amounts in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	4Q '19	4Q '19	Dec. 31,	Dec. 31,	Percent
	2019	2019	2018	vs. 3Q '19	vs. 4Q '18	2019	2018	Inc/(Dec)
Revenues:
Investment banking	$218,400	$151,192	$177,775	44.5%	22.9%	$629,392	$588,978	6.9%
Institutional brokerage	53,908	46,814	32,163	15.2	67.6	167,891	124,738	34.6
Interest	5,830	6,481	7,566	(10.0)	(22.9)	26,741	32,749	(18.3)
Investment income/(loss)	4,653	(1,575)	(316)	N/M	N/M	22,275	11,039	101.8
Total revenues	282,791	202,912	217,188	39.4	30.2	846,299	757,504	11.7

Interest expense	3,920	2,177	2,409	80.1	62.7	11,733	16,551	(29.1)

Net revenues	278,871	200,735	214,779	38.9	29.8	834,566	740,953	12.6

Non-interest expenses:
Compensation and benefits	169,619	126,868	137,527	33.7	23.3	516,090	488,487	5.7
Outside services	11,320	7,842	10,158	44.4	11.4	36,184	36,528	(0.9)
Occupancy and equipment	10,427	9,594	8,837	8.7	18.0	36,795	34,194	7.6
Communications	8,161	7,885	6,777	3.5	20.4	30,760	28,656	7.3
Marketing and business development	7,425	6,528	7,260	13.7	2.3	28,780	26,936	6.8
Deal-related expenses	7,983	6,387	6,232	25.0	28.1	25,823	25,120	2.8
Trade execution and clearance	3,593	3,770	1,774	(4.7)	102.5	10,186	8,014	27.1
Restructuring and integration costs	1,783	6,143	—	(71.0)	N/M	14,321	3,498	309.4
Intangible asset amortization	1,563	1,229	1,215	27.2	28.6	4,298	4,858	(11.5)
Other operating expenses	3,115	3,454	3,305	(9.8)	(5.7)	12,350	12,173	1.5
Total non-interest expenses	224,989	179,700	183,085	25.2	22.9	715,587	668,464	7.0

Income from continuing operations before income tax expense	53,882	21,035	31,694	156.2	70.0	118,979	72,489	64.1

Income tax expense	13,848	6,717	13,097	106.2	5.7	24,577	18,046	36.2

Income from continuing operations	40,034	14,318	18,597	179.6	115.3	94,402	54,443	73.4

Discontinued operations:
Income/(loss) from discontinued operations, net of tax	—	26,077	(348)	N/M	N/M	23,772	1,387	N/M

Net income	40,034	40,395	18,249	(0.9)	119.4	118,174	55,830	111.7

Net income/(loss) applicable to noncontrolling interests	1,376	(2,847)	65	N/M	N/M	6,463	(1,206)	N/M

Net income applicable to Piper Sandler Companies (a)	$38,658	$43,242	$18,184	(10.6)%	112.6%	$111,711	$57,036	95.9%

Net income applicable to Piper Sandler Companies’ common shareholders (a)	$38,006	$42,442	$16,164	(10.5)%	135.1%	$107,200	$49,993	114.4%

Continued on the next page

Piper Sandler Companies
Preliminary Results of Operations (U.S. GAAP – Unaudited) – continued

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
(Amounts in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	4Q '19	4Q '19	Dec. 31,		Dec. 31,		Percent
	2019	2019	2018	vs. 3Q '19	vs. 4Q '18	2019		2018		Inc/(Dec)

Amounts applicable to Piper Sandler Companies
Net income from continuing operations	$38,658	$17,165	$18,532	125.2%	108.6%	$87,939		$55,649		58.0%
Net income/(loss) from discontinued operations	—	26,077	(348)	N/M	N/M	23,772		1,387		N/M
Net income applicable to Piper Sandler Companies	$38,658	$43,242	$18,184	(10.6)%	112.6%	$111,711		$57,036		95.9%

Earnings per basic common share
Income from continuing operations	$2.77	$1.23	$1.25	125.2%	121.6%	$6.21		$3.68		68.8%
Income/(loss) from discontinued operations	—	1.87	(0.02)	N/M	N/M	1.69		0.09		N/M
Earnings per basic common share	$2.77	$3.09	$1.22	(10.4)%	127.0%	$7.90		$3.78		109.0%

Earnings per diluted common share
Income from continuing operations	$2.70	$1.20	$1.23	125.0%	119.5%	$6.05		$3.63		66.7%
Income/(loss) from discontinued operations	—	1.82	(0.02)	N/M	N/M	1.65		0.09		N/M
Earnings per diluted common share	$2.70	$3.01	$1.21	(10.3)%	123.1%	$7.69		$3.72		106.7%

Dividends declared per common share	$0.38	$0.38	$0.38	—%	—%	$2.51	(b)	$3.12	(c)	(19.6)%

Weighted average number of common shares outstanding
Basic	13,714	13,708	13,191	—%	4.0%	13,555		13,234		2.4%
Diluted	14,100	14,085	13,367	0.1%	5.5%	13,937		13,425		3.8%
N/M — Not meaningful

(a)
Piper Sandler Companies calculates earnings per common share using the two-class method, which requires the allocation of distributed and undistributed earnings to participating securities. No allocation of undistributed earnings is made for periods in which a loss is incurred, or for periods in which cash dividends exceed net income resulting in an undistributed loss. Distributed earnings (e.g., dividends) are allocated to participating securities. Participating securities include the Company’s unvested restricted shares for restricted stock awards granted prior to 2019.

(b)
Includes the declaration of a special cash dividend of $1.01 per share and four quarterly cash dividends totaling $1.50 per share on the Company's common stock for the twelve months ended December 31, 2019.

(c)
Includes the declaration of a special cash dividend of $1.62 per share and four quarterly cash dividends totaling $1.50 per share on the Company's common stock for the twelve months ended December 31, 2018.

Piper Sandler Companies
Preliminary Selected Summary Financial Information (Non-GAAP – Unaudited) (1)

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q '19	4Q '19	Dec. 31,	Dec. 31,	Percent
(Amounts in thousands, except per share data)	2019	2019	2018	vs. 3Q '19	vs. 4Q '18	2019	2018	Inc/(Dec)
Revenues:
Investment banking	$218,400	$151,192	$177,775	44.5%	22.9%	$629,392	$588,978	6.9%
Institutional brokerage	53,908	46,814	32,163	15.2	67.6	167,891	124,738	34.6
Interest	5,830	6,481	7,566	(10.0)	(22.9)	26,741	32,749	(18.3)
Investment income/(loss)	2,158	203	(1,580)	963.1	N/M	11,506	7,418	55.1
Total revenues	280,296	204,690	215,924	36.9	29.8	835,530	753,883	10.8

Interest expense	3,920	2,177	2,409	80.1	62.7	11,733	16,551	(29.1)

Adjusted net revenues (2)	$276,376	$202,513	$213,515	36.5%	29.4%	$823,797	$737,332	11.7%

Non-interest expenses:
Adjusted compensation and benefits (3)	$169,187	$125,798	$131,736	34.5%	28.4%	$510,952	$459,241	11.3%
Ratio of adjusted compensation and benefits to adjusted net revenues	61.2%	62.1%	61.7%			62.0%	62.3%

Adjusted non-compensation expenses (4)	$50,905	$44,391	$42,973	14.7%	18.5%	$176,458	$169,609	4.0%
Ratio of adjusted non-compensation expenses to adjusted net revenues	18.4%	21.9%	20.1%			21.4%	23.0%

Adjusted income:
Adjusted income before adjusted income tax expense (5)	$56,284	$32,324	$38,806	74.1%	45.0%	$136,387	$108,482	25.7%
Adjusted operating margin (6)	20.4%	16.0%	18.2%			16.6%	14.7%

Adjusted income tax expense (7)	14,780	8,800	10,226	68.0	44.5	30,190	21,070	43.3

Adjusted net income (8)	$41,504	$23,524	$28,580	76.4%	45.2%	$106,197	$87,412	21.5%
Effective tax rate (9)	26.3%	27.2%	26.4%			22.1%	19.4%

Adjusted net income applicable to Piper Sandler Companies’ common shareholders (10)	$40,801	$23,097	$25,422	76.7%	60.5%	$102,523	$76,832	33.4%

Adjusted earnings per diluted common share	$2.89	$1.64	$1.90	76.2%	52.1%	$7.36	$5.72	28.7%

Weighted average number of common shares outstanding
Diluted	14,100	14,085	13,367	0.1%	5.5%	13,937	13,425	3.8%
N/M — Not meaningful
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2019	2019	2018	2019	2018

Net revenues:
Net revenues – U.S. GAAP basis	$278,871	$200,735	$214,779	$834,566	$740,953
Adjustments:
Revenue related to noncontrolling interests (11)	(2,495)	1,778	(1,264)	(10,769)	(3,621)
Adjusted net revenues	$276,376	$202,513	$213,515	$823,797	$737,332

Compensation and benefits:
Compensation and benefits – U.S. GAAP basis	$169,619	$126,868	$137,527	$516,090	$488,487
Adjustments:
Compensation from acquisition-related agreements	(432)	(1,070)	(5,791)	(5,138)	(29,246)
Adjusted compensation and benefits	$169,187	$125,798	$131,736	$510,952	$459,241

Non-compensation expenses:
Non-compensation expenses – U.S. GAAP basis	$55,370	$52,832	$45,558	$199,497	$179,977
Adjustments:
Non-compensation expenses related to noncontrolling interests (11)	(1,119)	(1,069)	(1,199)	(4,306)	(4,827)
Acquisition-related restructuring and integration costs	(1,783)	(6,143)	—	(14,321)	—
Amortization of intangible assets related to acquisitions	(1,563)	(1,229)	(1,215)	(4,298)	(4,858)
Non-compensation expenses from acquisition-related agreements	—	—	(171)	(114)	(683)
Adjusted non-compensation expenses	$50,905	$44,391	$42,973	$176,458	$169,609

Income from continuing operations before income tax expense:
Income from continuing operations before income tax expense – U.S. GAAP basis	$53,882	$21,035	$31,694	$118,979	$72,489
Adjustments:
Revenue related to noncontrolling interests (11)	(2,495)	1,778	(1,264)	(10,769)	(3,621)
Non-compensation expenses related to noncontrolling interests (11)	1,119	1,069	1,199	4,306	4,827
Compensation from acquisition-related agreements	432	1,070	5,791	5,138	29,246
Acquisition-related restructuring and integration costs	1,783	6,143	—	14,321	—
Amortization of intangible assets related to acquisitions	1,563	1,229	1,215	4,298	4,858
Non-compensation expenses from acquisition-related agreements	—	—	171	114	683
Adjusted income before adjusted income tax expense	$56,284	$32,324	$38,806	$136,387	$108,482

Income tax expense:
Income tax expense – U.S. GAAP basis	$13,848	$6,717	$13,097	$24,577	$18,046
Tax effect of adjustments:
Compensation from acquisition-related agreements	107	259	1,436	1,014	7,254
Acquisition-related restructuring and integration costs	442	1,523	—	3,551	—
Amortization of intangible assets related to acquisitions	383	301	301	1,048	1,203
Non-compensation expenses from acquisition-related agreements	—	—	42	—	169
Impact of the Tax Cuts and Jobs Act legislation	—	—	—	—	(952)
Impact of deferred tax asset valuation allowance	—	—	(4,650)	—	(4,650)
Adjusted income tax expense	$14,780	$8,800	$10,226	$30,190	$21,070

Continued on next page

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2019	2019	2018	2019	2018

Net income applicable to Piper Sandler Companies:
Net income applicable to Piper Sandler Companies – U.S. GAAP basis	$38,658	$43,242	$18,184	$111,711	$57,036
Adjustment to exclude net income/(loss) from discontinued operations	—	26,077	(348)	23,772	1,387
Net income from continuing operations	$38,658	$17,165	$18,532	$87,939	$55,649

Adjustments:
Compensation from acquisition-related agreements	325	811	4,355	4,124	21,992
Acquisition-related restructuring and integration costs	1,341	4,620	—	10,770	—
Amortization of intangible assets related to acquisitions	1,180	928	914	3,250	3,655
Non-compensation expenses from acquisition-related agreements	—	—	129	114	514
Impact of the Tax Cuts and Jobs Act legislation	—	—	—	—	952
Impact of deferred tax asset valuation allowance	—	—	4,650	—	4,650
Adjusted net income	$41,504	$23,524	$28,580	$106,197	$87,412

Net income applicable to Piper Sandler Companies' common shareholders:
Net income applicable to Piper Sandler Companies' common shareholders – U.S. GAAP basis	$38,006	$42,442	$16,164	$107,200	$49,993
Adjustment to exclude net income/(loss) from discontinued operations	—	25,583	(311)	22,928	1,217
Net income from continuing operations	$38,006	$16,859	$16,475	$84,272	$48,776
Adjustment related to participating shares (10)	—	—	—	625	40
	38,006	16,859	16,475	84,897	48,816
Adjustments:
Compensation from acquisition-related agreements	319	796	3,879	3,981	19,428
Acquisition-related restructuring and integration costs	1,316	4,531	—	10,397	—
Amortization of intangible assets related to acquisitions	1,160	911	817	3,138	3,212
Non-compensation expenses from acquisition-related agreements	—	—	115	110	452
Impact of the Tax Cuts and Jobs Act legislation	—	—	—	—	837
Impact of deferred tax asset valuation allowance	—	—	4,136	—	4,087
Adjusted net income applicable to Piper Sandler Companies' common shareholders	$40,801	$23,097	$25,422	$102,523	$76,832

Earnings per diluted common share:
Earnings per diluted common share – U.S. GAAP basis	$2.70	$3.01	$1.21	$7.69	$3.72
Adjustment to exclude net income/(loss) from discontinued operations	—	1.82	(0.02)	1.65	0.09
Income from continuing operations	$2.70	$1.20	$1.23	$6.05	$3.63
Adjustment related to participating shares (10)	—	—	—	0.04	—
	2.70	1.20	1.23	6.09	3.63
Adjustments:
Compensation from acquisition-related agreements	0.02	0.06	0.29	0.29	1.44
Acquisition-related restructuring and integration costs	0.08	0.32	—	0.75	—
Amortization of intangible assets related to acquisitions	0.08	0.06	0.06	0.23	0.24
Non-compensation expenses from acquisition-related agreements	—	—	0.01	0.01	0.04
Impact of the Tax Cuts and Jobs Act legislation	—	—	—	—	0.06
Impact of deferred tax asset valuation allowance	—	—	0.31	—	0.31
Adjusted earnings per diluted common share	$2.89	$1.64	$1.90	$7.36	$5.72
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Piper Sandler Companies
Notes to Non-GAAP Financial Schedules

(1)
Selected Summary Financial Information are non-GAAP measures. Management believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.

(2)	A non-GAAP measure which excludes revenues related to noncontrolling interests (see (11) below).

(3)	A non-GAAP measure which excludes compensation expense from acquisition-related agreements.

(4)
A non-GAAP measure which excludes (a) non-compensation expenses related to noncontrolling interests (see (11) below), (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) non-compensation expenses from acquisition-related agreements.

(5)
A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (11) below), (b) compensation and non-compensation expenses from acquisition-related agreements, (c) acquisition-related restructuring and integration costs and (d) amortization of intangible assets related to acquisitions.

(6)	A non-GAAP measure which represents adjusted income before adjusted income tax expense as a percentage of adjusted net revenues.

(7)
A non-GAAP measure which excludes the income tax benefit from (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs and (c) amortization of intangible assets related to acquisitions. This also excludes the impact of a one-time remeasurement of deferred tax assets due to a lower federal corporate tax rate resulting from the enactment of the Tax Cuts and Jobs Act, as well as the impact of a deferred tax valuation allowance.

(8)
A non-GAAP measure which represents net income earned by the Company excluding (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions, (d) the impact of the enactment of the Tax Cuts and Jobs Act, (e) the impact of a deferred tax valuation allowance and (f) the income tax expense allocated to the adjustments.

(9)	A non-GAAP measure which is computed based on a quotient, the numerator of which is adjusted income tax expense and the denominator of which is adjusted income before adjusted income tax expense.

(10)	A non-GAAP measure for which the adjustment related to participating shares excludes the impact of the annual special cash dividend paid in the first quarter.

(11)	Noncontrolling interests include revenue and expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Sandler Companies.

Piper Sandler Companies
Preliminary Data from Discontinued Operations (Unaudited)
Discontinued operations include the operating results of ARI, our traditional asset management business. The following supplementary tables summarize the components of discontinued operations:
Fiscal Year 2019

	Three Months Ended					Twelve Months
(Amounts in thousands)	Mar. 31,	June 30,		Sept. 30,	Dec. 31,	Ended
	2019	2019		2019	2019	Dec. 31, 2019
Net revenues	$9,290	$9,317		$7,939	$—	$26,546

Operating expenses	8,139	7,382		7,068	—	22,589
Intangible asset amortization and impairment	1,359	4,106	(1)	—	—	5,465	(1)
Restructuring costs	—	696		9,572	—	10,268
Total non-interest expenses	9,498	12,184		16,640	—	38,322

Loss from discontinued operations before income tax benefit	(208)	(2,867)		(8,701)	—	(11,776)

Income tax benefit	(69)	(701)		(1,752)	—	(2,522)

Net loss from discontinued operations before gain on sale	(139)	(2,166)		(6,949)	—	(9,254)

Gain on sale, net of tax	—	—		33,026	—	33,026

Net income/(loss) from discontinued operations	$(139)	$(2,166)		$26,077	$—	$23,772

(1)	Includes $2.9 million of intangible asset impairment related to the ARI trade name.
Fiscal Year 2018

	Three Months Ended				Twelve Months
(Amounts in thousands)	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Ended
	2018	2018	2018	2018	Dec. 31, 2018
Net revenues	$11,199	$11,121	$11,576	$9,593	$43,489

Operating expenses	9,882	9,077	8,327	7,941	35,227
Intangible asset amortization	1,401	1,400	1,401	1,400	5,602
Restructuring costs	—	272	—	—	272
Total non-interest expenses	11,283	10,749	9,728	9,341	41,101

Income/(loss) from discontinued operations before income tax expense/(benefit)	(84)	372	1,848	252	2,388

Income tax expense/(benefit)	(69)	8	462	600	1,001

Net income/(loss) from discontinued operations	$(15)	$364	$1,386	$(348)	$1,387